Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2026, with respect to the consolidated financial statements included in the Annual Report of MAIA Biotechnology, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of MAIA Biotechnology, Inc. on Forms S-8 (File No. 333-266453, 333-273086, 333-278828, and 333-286225) and on Form S-3 (File No. 333-273984).

/s/ Grant Thornton LLP

Charlotte, North Carolina

March 23, 2026